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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM 15

Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports Under Sections 13 and 15(d) of the Securities Exchange Act of 1934.

                                                  Commission File Number 0-24728

                        EQUITY CORPORATION INTERNATIONAL
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             (Exact name of registrant as specified in its charter)


     415 South First Street, Suite 210, Lufkin, Texas 75901, (409) 631-8700
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         (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)


                     Common Stock, par value $.01 per share
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            (Title of each class of securities covered by this form)


              4 1/2% Convertible Subordinated Debentures due 2004
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          (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

         Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

         Rule 12g-4(a)(1)(i)      [ ]        Rule 12h-3(b)(1)(ii)        [ ]
         Rule 12g-4(a)(1)(ii)     [ ]        Rule 12h-3(b)(2)(i)         [ ]
         Rule 12g-4(a)(2)(i)      [ ]        Rule 12h-3(b)(2)(ii)        [ ]
         Rule 12g-4(a)(2)(ii)     [ ]        Rule 15d-6                  [ ]
         Rule 12h-3(b)(1)(i)      [X]

         Approximate number of holders of record as of the certification or notice date: 1
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         Pursuant to the requirements of the Securities Exchange Act of 1934,
Equity Corporation International has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

DATE: February 12, 1999                 By:   /s/ Curtis G. Briggs
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                                        Name:      Curtis G. Briggs
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                                        Title:     President
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